Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”), by and between Flow International Corporation, a Washington Corporation (the “Company”), and Stephen Light (the “Executive”) is made and is effective as of this 21 day of September 2005 (the “Amendment Date”).

RECITALS

A. The Company and Executive are parties to an Employment Agreement dated November 25, 2002 (the “Agreement”) under whose terms Executive has been employed by the Company; and

B. The Company and Executive wish to amend the Agreement in accordance with the terms and conditions set forth in this Amendment.

TERMS AND CONDITIONS

In consideration of the mutual covenants set forth in this Amendment, the Company and Executive hereby agree as follows:

1.	The following is inserted after the second sentence of Section 4.1 of the Agreement:

Notwithstanding the foregoing, commencing May 1, 2005, the Company shall pay the Executive a Base Salary at the annual rate of $525,000.

2.	The fourth sentence of Section 4.2 of the Agreement is deleted and the following sentence is substituted:

Subject to the adoption by the Board of Directors and the Company’s shareholders of the Annual Incentive Plan for Executives and any increase in the number of shares authorized for issuance under the Company’s stock plan, the Executive’s Incentive Target Percentage under the Company’s Annual Incentive Plan for Executives shall be at a target of sixty percent (60%) of the Executive’s Base Salary (i.e., 60% of $525,000 equals $315,000, which is the “Target Bonus”). Executive will have the potential of earning between zero percent (0%) and two hundred percent (200%) of his Target Bonus, depending on the Executive’s and Company’s performance over the annual performance period.

3.	The following new Section 4.4.2 is inserted:

Subject to the adoption by the Board of Directors and the Company’s shareholders of the Long Term Incentive Plan for Executives effective May 1, 2005 through April 30, 2008 and any increase in the number of shares authorized for issuance under the Company’s stock plan, Executive shall be granted the target of 165,000 shares of Company common stock in accordance with the terms and conditions of such plan, including eligibility and performance factors, and Executive will have the potential of earning a percentage of the 165,000 shares ranging from zero percent (0%) to two hundred percent (200%), depending on the Company’s performance over the three-year performance period in the areas specified by the Compensation Committee.

4.	The following new Section 5.6 is inserted:

Subject to the terms and conditions of any such plans, Executive shall be a participant in any plan adopted by the Board of Directors that is in effect during Executive’s employment under this Agreement that provides to executives of Company: (i) a financial planning allowance; or (ii) a Supplemental Executive Retirement Plan; provided, however, that nothing in this Section 5.6 requires the Company to adopt or maintain any such plan.

5.	Section 8.2.2 amended by deleting the reference to “50%” and in its place substituting “100%.”

6.	Section 8.2.5 is amended by deleting the reference to “50%” and in its place substituting “100%.”

7.	Section 8.2.6 is amended by deleting the reference to “50%” and in its place substituting “100%.”

8.	Except as provided in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

FLOW INTERNATIONAL CORPORATION

By	/s/ Dr. J. Michael Ribaudo Date 9/21/05
Dr. J. Michael Ribaudo, Chairman Compensation and Plan Administrator Committee

STEPHEN LIGHT

/s/ Stephen Light Date 9/21/05